SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Report Under Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Current Report As Of July 21, 2008

Commission File Number  0-10147
DIATECT INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

California	82-0513509
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

875 Industrial Parkway
Heber City, Utah 84032
(Address of principal executive offices)

(435)654-4370
Registrant's telephone number including area code

Former Address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions.
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Introductory Note: This Form 8-K is filed because of the recent hiring of F. Patrick Carr as Chief Executive Officer and appointment to the Board of Directors of Diatect.   The only item responded to is Item 5.02.   Previously Mr. David Andrus served both as Chief Executive Officer and President.   Mr. David Andrus remains our president.

Item 5.02 Departure of Directors or Certain Officers: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.
Item 502 (c).

On or about July 15, 2008, Mr. F. Patrick Carr, age 60, entered into an agreement with Diatect to become our Chief Executive Officer.  Mr. Carr has extensive experience in leading business enterprises and business organizations.  Presently Mr. Carr is the principal and founder of Pilot Enterprises, LLC, a consulting firm to business owners. During 2006 and 2007 Mr. Carr was the Vice-President for sales at Preferred Rubber Compounding, Inc., a custom processing company located in Ohio.  Rubber Compounding had sales of approximately $100 million. From 2002 to 2006 Mr. Carr served as Vice-President of a wholly owned division and later served as president of Zemex Industrial Minerals, Inc., located in Atlanta, Georgia.  In 2001 Mr. Carr was the president of a company engaged in the production and marketing of diatomaceous earth and pumice products.  Over the years Mr. Carr held several positions relating to technical and chemical matters and responsibilities.

Mr. Carr has an extensive educational background.  In 1994 Mr. Carr received a Masters of Business Administration from the Wharton School at the University of Pennsylvania. In 1977 Mr. Carr received a Bachelor of Arts degree in Chemistry from Salve Regina College. In 1970 Mr. Carr received a Bachelor of Science in Business Administration from Norwich University.

Mr. Carr will receive a salary of $250,000 per year. Mr. Carr will be granted options to purchase 5,000,000 shares at a purchase price of $.075 per share and the options will have a term of five years.  The options will vest as follows: 1,000,000 options on July 15, 2008; 2,000,000 on July 15, 2009, and 2,000,000 on July 15, 2010.  For the options to vest Mr. Carr must be our chief executive officer on the vesting date.

Mr. Andrus believes Mr. Carr’s extensive experience and sophistication strengthen the day to day operations of Diatect and will improve the determination and implementation of our long-term strategy and goals.

Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date  July 21, 2008.

Diatect International Corporation

By s/David H. Andrus
President